Exhibit 21.1
LIST OF SUBSIDIARIES OF MICHAEL KORS HOLDINGS LIMITED

Entity Name	Jurisdiction of Formation
Michael Kors (UK) Holdings Limited	United Kingdom
Michael Kors (UK) Limited	United Kingdom
Michael Kors (Luxembourg) Holdings S.a.r.l.	Luxembourg
Michael Kors (USA) Holdings, Inc.	Delaware
Michael Kors (USA), Inc.	Delaware
Michael Kors Retail, Inc.	Delaware
Michael Kors Stores (California), Inc.	Delaware
Michael Kors, L.L.C.	Delaware
Michael Kors Stores, L.L.C.	New York
Michael Kors Aviation, L.L.C.	Delaware
Michael Kors (Virginia) LLC	Virginia
Michael Kors (Canada) Co.	Nova Scotia
Michael Kors (Canada) Holdings Ltd.	Nova Scotia
Michael Kors (Switzerland) GmbH	Switzerland
Michael Kors (Switzerland) Holdings GmbH	Switzerland
Michael Kors (Switzerland) International GmbH	Switzerland
Michael Kors (Switzerland) Retail GmbH	Switzerland
Michael Kors (UK) Intermediate Ltd.	United Kingdom
Michael Kors Japan K.K.	Japan
Michael Kors Limited	Hong Kong
MK Shanghai Commercial Trading Company Limited	Shanghai
Michael Kors Belgium BVBA	Belgium
Michael Kors (Bucharest Store) S.R.L.	Romania
Michael Kors (France) SAS	France
Michael Kors (Germany) GmbH	Germany
Michael Kors Spain, S.L.	Spain
Michael Kors Italy S.R.L. Con Socio Unico	Italy
Michael Kors (Austria), GmbH	Austria
Michael Kors (Netherlands) B.V.	Netherlands
Michael Kors (Poland) sp. z. o.o.	Poland
Michael Kors (Europe) B.V.	Netherlands
Michael Kors (Czech Republic) s.r.o.	Czech Republic
Michael Kors (Luxembourg) Retail S.a.r.l	Luxembourg
Michael Kors (Portugal), Lda	Portugal
Michael Kors (Ireland) Limited	Ireland
Michael Kors (Sweden) AB	Sweden
Michael Kors (Mexico) S. de R.L. de C.V.	Mexico
Michael Kors (Denmark) ApS	Denmark
Michael Kors (Norway) AS	Norway
Michael Kors (Hungary) Kft	Hungary
Michael Kors Yuhan Hoesa	Korea
Michael Kors (Finland) Oy	Finland
Michael Kors (Latvia) SIA	Latvia
UAB Michael Kors (Lithuania)	Lithuania
Michael Kors (Panama) Holdings, Inc.	Panama